                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement.       [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2)).
     [X] Definitive Proxy Statement.

     [ ] Definitive Additional Materials.

     [ ] Soliciting Material Pursuant to Section 240.14a-12



                             TRICO BANCSHARES
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:


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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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     (2) Form, Schedule or Registration Statement No.:


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     (3) Filing Party:


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     (4) Date Filed:


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

TRICO BANCSHARES

[TRICO BANCSHARES LOGO]

                                                      TriCo Bancshares
                                                      63 Constitution Drive
                                                      Chico, California 95973
                                                      Phone: (530) 898-0300

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

To Our Shareholders:

      On Tuesday, May 24, 2005, TriCo Bancshares will hold its annual meeting of shareholders at its headquarters located at 63 Constitution Drive, Chico, California. The meeting will begin at 6:00 p.m. Pacific Time.

      Shareholders who owned shares of our stock at the close of business on March 29, 2005, may attend and vote at the meeting. We request that all shareholders be present at the meeting in person or by proxy to ensure that we have a quorum. At the meeting, shareholders will be asked to:

      1. Elect ten directors for terms expiring at the 2006 annual meeting of shareholders.

      2. Amend our 2001 stock option plan to (i) provide that annual grants of stock options to directors upon their re-election or appointment as Board chairman or audit committee chairman may continue to occur through 2008 and (ii) eliminate the mandatory vesting schedules for options granted to directors and instead allow the compensation and management succession committee to determine the vesting schedules.

      3. Ratify the selection of KPMG, LLP as our independent accountants for 2005.

      4.    Attend to any other business properly presented at the meeting.

      We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy and voting instruction card and return it in the postage prepaid envelope.

      A copy of our 2004 Annual Report is enclosed. This notice and proxy statement, a proxy and voting instruction card, and the 2004 Annual Report are being distributed on or about April 15, 2005.

                                      By Order of the Board of Directors,

                                      /s/ Wendell J. Lundberg
                                      Secretary

Chico, California
April 15, 2005

            YOUR VOTE IS IMPORTANT TO TRICO. Regardless of whether you plan to attend the meeting in person, we urge you to vote in favor of each of theproposals as soon as possible.

                       PROXY STATEMENT TABLE OF CONTENTS

QUESTIONS AND ANSWERS.................................................    1

PROPOSALS TO BE VOTED ON..............................................    4

BOARD OF DIRECTORS....................................................    7

GOVERNANCE, BOARD NOMINATION AND BOARD COMMITTEES.....................    9

COMPENSATION OF DIRECTORS.............................................   13

OWNERSHIP OF VOTING SECURITIES........................................   15

EXECUTIVE OFFICERS AND KEY EMPLOYEES..................................   17

COMPENSATION OF EXECUTIVE OFFICERS....................................   18

REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE........   25

REPORT OF THE AUDIT COMMITTEE.........................................   27

INDEPENDENT PUBLIC ACCOUNTANTS........................................   29

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN.......................   30

OTHER INFORMATION.....................................................   31

                              QUESTION AND ANSWER

1.    Q:    WHY AM I RECEIVING THESE MATERIALS?

      A: The Board of Directors of TriCo Bancshares is providing these proxy materials to you in connection with TriCo's annual meeting of shareholders which will take place on May 24, 2005. As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.

2.    Q:    WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?

      A: The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and executive officers and certain other required information. Our 2004 Annual Report is also enclosed.

3.    Q:    WHO MAY VOTE AT THE MEETING?

      A: Only shareholders of record at the close of business on March 29, 2005, may vote at the meeting. As of the record date, 15,745,017 shares of our common stock were issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held on the record date.

4.    Q:    WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF
            RECORD AND AS A BENEFICIAL OWNER?

      A: Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. The distinctions between shares held of record and shares owned beneficially are summarized below.

            Shareholder of Record

            If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, LLC, you are considered to be the shareholder of record of those shares and these proxy materials are being sent directly to you by TriCo. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. In that case, we have enclosed a proxy card for you to use.

            Beneficial Owner

            If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or bank how to vote your shares for you.

5.    Q:    WHAT MAY I VOTE ON AT THE MEETING?

      A: You may vote to elect ten nominees to serve on our Board of Directors for terms expiring at the next annual meeting, to amend our stock option plan to continue to allow directors to receive grants of stock options and to ratify the selection of KPMG, LLP as our independent accountants for 2005.

6.    Q:    HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE?

      A: The Board of Directors recommends that you vote your shares FOR each of the ten listed director nominees, FOR amendment of the stock option plan and FOR the ratification of the accountants.

7.    Q:    HOW CAN I VOTE MY SHARES?

      A: You may vote either in person at the meeting or by appointing a proxy. Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other nominee, then you may vote by the methods your bank or broker makes available, using the instructions the bank or broker has included with this proxy statement.

8.    Q:    HOW ARE VOTES COUNTED?

      A: In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. You may vote FOR, AGAINST or ABSTAIN on the proposals to amend the stock option plan and to ratify the accountants.

9.    Q:    HOW ARE ABSTENTIONS AND BROKER NON-VOTES TREATED?

      A: Since the affirmative vote of the holders of a majority of the shares of our common stock present and voting is required to approve the proposals (other than the election of directors), abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. Abstentions will be counted as voting shares and will have the effect of a vote "against" the proposals. Broker non-votes will not be counted as shares voting on the proposals.

10.   Q:    CAN I CHANGE MY VOTE?

      A: You have the right to revoke your proxy at any time before the meeting by:

            - providing written notice to TriCo's corporate secretary and voting in person at the meeting, or

            -     appointing a new proxy before the meeting begins.

            Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing.

11.   Q:    WHAT IF I OWN SHARES THROUGH TRICO'S EMPLOYEE STOCK OWNERSHIP PLAN
            AND TRUST?

      A: For present or past employees of TriCo, your proxy includes any shares held in your account under our employee stock ownership plan and trust.

12.   Q:    WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

      A: If your shares are registered differently and are held in more than one account, then you will receive more than one card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address. You can accomplish this by contacting Mellon Investor Services LLC, 235 Montgomery Street, 23rd Floor, San Francisco, California 94104, telephone 1-800-676-0712.

13.   Q:    WHO MAY ATTEND THE MEETING?

      A: All shareholders who owned shares of our common stock on March 29, 2005, may attend the meeting. You may indicate on the enclosed proxy card if you plan to attend the meeting.

14.   Q:    HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

      A: We do not know of any business to be considered at the meeting other than election of ten directors, amendment of the stock option plan and ratification of our accountants for 2005. If any other business is properly presented at the meeting, your proxy gives Richard P. Smith, our president and chief executive officer, and Richard O'Sullivan, executive vice president of our subsidiary, Tri Counties Bank, authority to vote on these matters in their discretion.

15.   Q:    WHERE AND WHEN WILL I BE ABLE TO FIND THE RESULTS OF THE VOTING?

      A: The results of the voting will be announced at the meeting. We will also publish the final results in our quarterly report on Form 10-Q for the second quarter of 2005 to be filed with the Securities and Exchange Commission.

16.   Q:    IS MY VOTE CONFIDENTIAL?

      A: Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriCo or to third parties except:

            -     as necessary to meet applicable legal requirements,

            -     to allow for the counting and certification of votes, or

            -     to help our Board solicit proxies.

17.   Q:    WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING DUE?

      A: All shareholder proposals to be considered for inclusion in our proxy statement for the 2006 annual meeting must be received at our principal office by December 16, 2005. Shareholder nominations for directors must be received by our president as described on page 11.

18.   Q:    WHO WILL BEAR THE COST OF SOLICITING PROXIES FOR THE MEETING AND HOW
            WILL THESE PROXIES BE SOLICITED?

      A: We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities.

                            PROPOSALS TO BE VOTED ON

1.    ELECTION OF DIRECTORS

      Ten directors will be elected this year for terms expiring at our annual meeting in 2006. Each nominee is currently serving as a director of TriCo. The nominees for election are:

            William J. Casey                       Donald E. Murphy
            Donald J. Amaral                       Steve G. Nettleton
            Craig S. Compton                       Richard P. Smith
            John S. A. Hasbrook                    Carroll R. Taresh
            Michael W. Koehnen                     Alex A. Vereschagin, Jr.

      Wendell Lundberg is retiring from his service on our Board and will not be standing for re-election. The ten nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present. Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee or the Board may reduce the size of the Board.

      Brief biographies of the director nominees begin on page 7. These biographies include their age, business experience and the names of publicly held and certain other corporations of which they are also directors. Unless stated otherwise, each director has been engaged in his present occupation for at least the past five years.

      Shareholders may cumulate their votes when electing directors. To do so, you must follow the procedures set forth in our bylaws which are described at "Governance, Board Nomination and Board Committees--Nomination and Election of Directors" beginning on page 11.

            The Board recommends a vote to elect these ten nominees.

      2.    AMENDMENT OF 2001 STOCK OPTION PLAN

      Our stock option plan was adopted in 2001 and amended by shareholders in 2004. Sections 7.2 and 7.3 of the plan currently provide that each director shall receive options for 4,000 shares of our common stock upon his re-election to the Board through the 2005 annual meeting of shareholders, and that each director who is appointed as Board chairman, Board vice-chairman or chairman of a Board committee may receive options for 1,000 shares of our common stock upon his appointment each year through the 2005 annual meeting of shareholders. Sections 7.1, 7.2 and 7.3 currently set forth mandatory vesting schedules for options granted to directors under the plan. The 2001 stock option plan is described in more detail beginning on page 20.

      We are asking shareholders to amend these sections to provide that directors may continue to receive options for 4,000 shares upon their re-election and that each director who is appointed as the Board chairman or chairman of the audit committee may receive options for 1,000 shares of our common stock through the 2008 annual meeting of shareholders. In addition, we are asking shareholders to eliminate the mandatory vesting schedules for options granted to directors and allow the compensation and management succession committee to determine the vesting schedule. The amended sections would provide:

            7.1 Grant Upon Election of a New Director to the Board. A new Director to the Board may receive Options for 20,000 Shares upon his or her election to the Board. These Options shall become exercisable as determined by the Committee.

            7.2 Grant Upon Re-election of a Director to the Board. Beginning with the 2001 annual meeting of the Company's shareholders and continuing each year through the 2008 annual meeting of the Company's shareholders, a Director who is re-elected to the Board may receive Options for 4,000 Shares upon his or her re-election to the Board. These Options shall become exercisable as determined by the Committee.

            7.3 Grants to Board Chairmen. Beginning with the 2001 annual meeting of the Company's shareholders and continuing for each year through the 2008 annual meeting of the Company's shareholders, each Director who is appointed as Chairman of the Board or as Chairman of the Audit Committee may receive Options for 1,000 Shares upon his or her appointment, in addition to any other Options granted pursuant to this Section 7. These Options shall become exercisable as determined by the Committee.

      We believe that allowing for continued ownership of our common stock by directors will continue to align their interests with those of our shareholders. Grants of stock options also help us retain qualified directors, particularly since we do not pay our directors additional fees for meeting attendance. The compensation received by our directors is described beginning on page 13. Allowing the compensation and management succession committee to determine the vesting schedules will allow the committee to have increased flexibility in selecting appropriate parameters for awards of stock options.

      If the plan is amended, options for approximately 160,000 shares of our common stock may be granted to directors through 2008, assuming that the Board remains composed of ten directors through 2008, leaving approximately 388,940 shares available for grant to officers and employees. As of March 29, 2005, there were 548,940 shares available for future grant under the plan.

      The affirmative vote of a majority of those shareholders present and voting will amend the 2001 stock option plan.

        The Board recommends a vote to amend the 2001 stock option plan.

      3.    RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

      The firm of KPMG, LLP has served as our independent certified public accountants since 2002 and our audit committee has selected the firm as our accountants for 2005. Representatives of KPMG will be present at the meeting and will have the opportunity to make a statement and to answer questions.

      Neither TriCo's governing documents nor applicable law require shareholder ratification of the appointment of KPMG as our independent accountant. However, the audit committee recommended, and the Board of Directors determined, to submit the appointment of KPMG to the shareholders for ratification as a matter of good corporate practice. If shareholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of different independent accountants at any time.

      The following audit services were performed by KPMG for the year ended December 31, 2004:

      - examination of our financial statements and our employee benefit plans,

      - services related to our filings with the Securities and Exchange Commission, and

      - consultation on matters related to accounting, financial reporting, tax returns, internal controls and regulatory compliance.

      Additional information concerning KPMG's services for TriCo can be found on pages 27-29. The affirmative vote of a majority of those shareholders present and voting will ratify the selection of KPMG as our independent accountants.

            The Board recommends a vote to ratify the selection of KPMG, LLP as our accountants for 2005.

                               BOARD OF DIRECTORS

The following persons are currently serving as Board members of both TriCo Bancshares and Tri Counties Bank. They are each nominated for re-election, except for Mr. Lundberg who is retiring. These Board members also serve on committees of the Board of Directors of Tri Counties Bank in addition to the TriCo Board committees discussed below.

WILLIAM J. CASEY*

William J. Casey, age 60, has been a director since 1989. He is the chairman of our Board of Directors, chairman of our compensation and management succession committee, chairman of our nominating and corporate governance committee and a member of our audit committee. Mr. Casey has been a self-employed healthcare consultant since 1983. Mr. Casey received a Masters degree in public administration and has served on the audit committees of other public companies.

DONALD E. MURPHY*

Donald E. Murphy, age 69, has been a director since 1975. He is the vice-chairman of the Board of Directors and also a member of our audit committee, our nominating and corporate governance committee and our compensation and management succession committee. Mr. Murphy has served as the vice president and general manager of J. H. McKnight Ranch, Inc., a family farming company, for over 40 years. He is also a partner of New Generation Software, a software company, and a partner of Murphy Brothers, a farming operation.

DONALD J. AMARAL*

Donald J. Amaral, age 52, has been a director since 2003. Mr. Amaral is chairman of our audit committee. He was chairman and chief executive officer of Coram Healthcare Corporation, a home infusion therapy company, from 1995 to 1999 and continues to serve as a director. Coram Healthcare filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on August 28, 2000, and a Chapter 11 trustee was appointed on March 7, 2002. On October 27, 2004, the Bankruptcy Court confirmed the trustee's plan of reorganization. Mr. Amaral has a Bachelor's degree in accounting and an MBA degree. He served as chief executive officer and chief financial officer of various companies for over 25 years.

CRAIG S. COMPTON*

Craig S. Compton, age 49, has been a director since 1989. Mr. Compton is a member of our compensation and management succession committee. He is the president, chief executive officer and chief financial officer of AVAG, Inc., an aerial application business. Mr. Compton is also a principal in a family rice farming partnership and a director of Environmental Alternatives Foster Care Agency.

JOHN S. A. HASBROOK*

John S. A. Hasbrook, age 45, has been a director since 2002. Mr. Hasbrook is a member of our compensation and management succession committee. He is active in several agricultural and investment enterprises. He is president of SunWest Wild Rice Co., Inc., a rice farm; president of Hasbrook-Fetter Farms, Inc., a rice farm; vice president of SunWest Foods, Inc., a packaging and food marketing company; and serves as an officer for other agricultural-related entities. Mr. Hasbrook also serves on the boards of various charitable and civic organizations.

Biographies

-     William J. Casey

-     Donald E. Murphy

-     Donald J. Amaral

-     Craig S. Compton

-     John S. A. Hasbrook

MICHAEL W. KOEHNEN*

Michael W. Koehnen, age 44, has been a director since 2002. Mr. Koehnen is a member of our compensation and management succession committee. He owns and operates C.F. Koehnen & Sons, a third-generation family farming and beekeeping company. Mr. Koehnen is also president and owner of Riverwest Processing, an almond and walnut processing company.

WENDELL J. LUNDBERG*

Wendell J. Lundberg, age 74, has been a director since 1975 and is retiring after his 30 years of service to TriCo and Tri Counties Bank effective at the annual meeting of shareholders. He is the secretary of our Board and also a member of our nominating and corporate governance committee. Mr. Lundberg has owned and operated Lundberg Family Farms, a rice and grain farming operation, since 1970.

STEVE G. NETTLETON*

Steve G. Nettleton, age 66, has been a director since 2003. He is a member of our audit committee and our nominating and corporate governance committee. Mr. Nettleton was the owner of the Chico Heat professional baseball club from 1996 to 2002 and served as the chairman of the board of directors for North State National Bank prior to its merger into Tri Counties Bank in 2003. He also serves as a director of Enloe Health Systems, the Chico Foundation of California State University and the University Advisory Board of California State University.

RICHARD P. SMITH

Richard P. Smith, age 47, has been a director since 1999. He has served as the president and chief executive officer of TriCo and Tri Counties Bank since 1999. Mr. Smith joined Tri Counties Bank in 1994 as vice president and chief information officer. He was senior vice president-customer/employee support and control from 1997 until 1998, when he was promoted to executive vice president in the same capacity. Mr. Smith was named president of Tri Counties Bank and executive vice president of TriCo in 1998. Mr. Smith is also a member of the board of directors of the California Banker's Association.

CARROLL R. TARESH*

Carroll R. Taresh, age 67, has been a director since 1998. Mr. Taresh is a member of our nominating and corporate governance committee. He was executive vice president and chief operating officer of Tri Counties Bank from 1989 until his retirement in 1996. He also serves as president and director of CNT, Inc., a farming operation.

ALEX A. VERESCHAGIN, JR.*

Alex A. Vereschagin, Jr., age 69, has been a director since 1975. Mr. Vereschagin is a member of our audit committee. He is a self-employed farmer and also the secretary and treasurer of Plaza Farms, a family-owned corporation. He is managing partner of the Vereschagin Company, a real estate rental company, and senior partner of Three V Ranch, a farming operation.

*Determined to be independent as described under Director Independence on page
9.

-     Michael W. Koehnen

-     Wendell J. Lundberg

-     Steve G. Nettleton

-     Richard P. Smith

-     Carroll R. Taresh

-     Alex A. Vereschagin, Jr.

               GOVERNANCE, BOARD NOMINATION AND BOARD COMMITTEES

CORPORATE GOVERNANCE

We have long believed that good corporate governance is important to ensure that TriCo is managed for the long-term benefit of its shareholders. We continue to review our corporate governance policies and practices along with provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the listing standards of Nasdaq. Since our 2004 annual meeting we have:

      - updated the charter for our nominating and corporate governance committee,

      - affirmatively determined that all of our directors except for Mr. Smith qualify as independent directors under the rules of Nasdaq and our corporate governance guidelines,

      - affirmatively determined that Mr. Amaral is an audit committee financial expert under the rules of the Securities and Exchange Commission,

      -     updated our corporate governance guidelines, and

      - updated our code of business conduct which applies to all officers, directors and employees.

You can view our code of business conduct, our code of ethics for our principal executive officers and senior financial officers, and our audit committee charter on our website at www.tricountiesbank.com under "investor information--corporate information," or receive copies by writing to our corporate secretary at TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, phone (530) 898-0300. The charter for our audit committee was included with our 2003 proxy statement. The charter for our nominating and corporate governance committee is not available on our web site but was included with our 2004 proxy statement.

DIRECTOR INDEPENDENCE

We believe that independent directors play an important role in TriCo's corporate governance and are committed to ensuring that at least a majority of our directors are independent. Our board has affirmatively determined that the following ten of our eleven directors are independent as defined by Nasdaq Marketplace Rule 4200(a)(15) and our corporate governance guidelines: Mr. Amaral, Mr. Casey, Mr. Compton, Mr. Hasbrook, Mr. Koehnen, Mr. Lundberg, Mr. Murphy, Mr. Nettleton, Mr. Taresh and Mr. Vereschagin. Our corporate governance guidelines provide that a director is independent if he does not have a material relationship with TriCo directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with TriCo, and he otherwise qualifies as independent under the applicable rules of the Securities Exchange Act of 1934, as amended, and Nasdaq. These independence determinations were based upon a review of all relevant transactions and relationships between TriCo, our senior management and our accountants, on the one hand, and each director and his family members, on the other hand. Mr. Smith is not considered independent because of his employment as president and chief executive officer.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our compensation and management succession committee is an officer, former officer or employee of TriCo or Tri Counties Bank. No executive officer of TriCo had any interlocking relationship with any other for-profit entity during 2004, including serving on the compensation committee for any other entity.

BOARD PROCEDURES AND COMMITTEES

Our full Board of Directors considers all major decisions. However, we have established three standing committees so that some matters can be addressed in more depth than may be possible in a full Board meeting: a compensation and management succession committee, a nominating and corporate governance committee and an audit committee. These three committees each operate under a written charter. The Board has affirmatively determined that each member of our Board committees is independent as defined by Nasdaq Marketplace Rule 4200(a)(15) and our corporate governance guidelines. Following is a description of each of these committees. Our subsidiary, Tri Counties Bank, also has an audit committee and other Board committees.

Audit Committees. We have a standing audit committee of TriCo and a standing audit committee of Tri Counties Bank. The current members of both audit committees are Donald Amaral (chairman), William Casey, Donald Murphy, Steve Nettleton and Alex Vereschagin. The board has determined that Mr. Amaral is an audit committee financial expert under the rules of the Securities and Exchange Commission and that each member of the committee is financially literate as defined by Nasdaq listing standards and is independent under special standards established by the Securities and Exchange Commission for audit committee members. Their qualifications and business expertise are described beginning on page 7. The committee monitors:

      - the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting and legal and regulatory compliance,

      -     our compliance with legal and regulatory requirements,

      - the independence, qualifications and performance of our financial executives, independent auditor and internal auditing department, and

      - the communication among our independent auditor, management, our internal auditing function and the Board.

The committee also annually retains our independent accountant and approves the terms and scope of work to be performed. Our audit committee met five times during 2004. For more information on the audit committee, please see the report of the audit committee on page 27.

Compensation and Management Succession Committee. The current members of the compensation and management succession committee are William Casey (chairman), Craig Compton, John Hasbrook, Michael Koehnen and Donald Murphy. This committee:

      -     determines TriCo's salary philosophy,

      - sets the compensation levels for our president and chief executive officer,

      -     reviews the compensation of our other executive officers,

      -     administers our stock option plans,

      - reviews the benefits provided to our executive officers and directors, and

      -     establishes and reviews our management succession policies.

The compensation and management succession committee held five meetings in 2004. Additional information on the compensation and management succession committee is found beginning on page 25.

Nominating and Corporate Governance Committee. The current members of the nominating and corporate governance committee are William Casey (chairman), Wendell Lundberg, Donald Murphy, Steve Nettleton and Carroll Taresh. This committee:

      -     determines nominees to the Board in the manner described below,

      -     reviews our Board committee structure and members,

      -     annually evaluates the Board,

      -     monitors director independence, and

      - reviews our corporate governance guidelines and code of business ethics.

The committee met two times in 2004.

NOMINATION AND ELECTION OF DIRECTORS

Qualifications. Our nominating and corporate governance committee determines the director nominees for each annual meeting of shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must be committed to representing the long-term interests of our shareholders and possess:

      -     the highest personal and professional ethics, integrity and values,

      -     informed judgment,

      -     sound business experience,

      -     the ability to make independent analytical inquiries, and

      -     an understanding of our business environment.

The committee has not established any specific minimum qualification standards for directors, except that no person may serve as a director who is seventy-five years of age or older at the time of election. However, the committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date the committee has identified and evaluated nominees for directors based on several factors, including:

      -     referrals from our management, existing directors and advisors,

      -     business or banking experience,

      -     education,

      -     leadership abilities,

      -     professional reputation and affiliation, and

      -     personal interviews.

We do not currently pay any fee to a third party to identify or evaluate potential director nominees, although we may retain search firms in the future to assist in finding qualified candidates.

Shareholder Nominations. The committee will consider nominees recommended by shareholders if those nominations are submitted under Section 15 of our bylaws.
Section 15 provides that nomination for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of TriCo entitled to vote for the election of directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the president of TriCo not less than twenty-one (21) days nor more than sixty (60) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days' notice of the meeting is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the president of TriCo not later than the close of business on the tenth (10th) day following the day on which the notice of meeting was mailed; provided further, that if notice of such meeting is sent by third-class mail as permitted by
Section 6 of the bylaws, no notice of intention to make nominations shall be required. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of TriCo owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of TriCo owned by the notifying shareholder. Nominations not made in accordance with these provisions may, in the discretion of the chairman of the meeting, be disregarded and upon the chairman's instructions the inspectors of election can disregard all votes cast for each such nominee.

Nominees recommended by shareholders are evaluated in the same manner as other nominees. We have not received any proposals for director nominees from shareholders for this election.

Cumulative Voting. Each shareholder may cumulate votes in the election of directors. This means that a shareholder can cast votes for the number of shares owned multiplied by the number of directors to be elected. For example, if you own 1,000 shares, you could cast 9,000 votes since we will be electing eleven directors at the meeting. You may cast those votes for a single candidate or distribute your votes among any or all of the candidates. However, you may not cumulate votes for a candidate unless that candidate has been properly nominated prior to the voting and you have given notice of your intention to cumulate your votes. You must express your intention to cumulate votes at the meeting prior to the election. If any shareholder gives notice to cumulate his shares, all other shareholders shall be allowed to cumulate their votes as well. We will provide an opportunity at the meeting for any shareholder who desires to cumulate votes to announce his intention to do so. We are soliciting discretionary authority to vote proxies cumulatively.

ATTENDANCE AT MEETINGS

The Board of Directors of TriCo met twelve times and the Board of Directors of Tri Counties Bank met thirteen times during 2004. Each director attended at least 75% of the meetings of the Boards of Directors of both TriCo and Tri Counties Bank and the meetings of the committees of TriCo and Tri Counties Bank on which they served, except for Mr. Murphy. In addition, our independent directors met one time in executive session to discuss our chief executive officer's performance. Executive sessions are chaired by the independent director then serving as lead director. In 2004 our lead director was Mr. Casey. Mr. Casey will continue to serve as lead director in 2005.

Our corporate governance guidelines provide that each director must attend our annual shareholders meeting. In 2004 all of our directors attended the annual shareholders meeting except for Mr. Compton.

                           COMPENSATION OF DIRECTORS

COMPENSATION

During 2004 each non-employee director received a $1,500 monthly retainer, the chairman of the Board received a $2,000 yearly retainer and the chairman of the audit committee received an $1,800 yearly retainer. Each director also:

      - received nonqualified options for 4,000 shares of our common stock as described on page 14, which vest in May 2005,

      - participates in the deferred compensation plan and supplemental retirement plan described below,

      - has an indemnity agreement under which TriCo will indemnify him in his capacity as a director,

      -     was covered by directors' and officers' liability insurance,

      -     has split dollar life insurance with premiums paid by TriCo,

      -     has a long-term care agreement with TriCo described on page 18, and

      - was reimbursed for expenses incurred in connection with their attendance at Board meetings.

We do not pay our directors any additional compensation to attend board or committee meetings. Directors who are employees of TriCo do not receive additional compensation for their service on the Board.

DIRECTOR DEFERRED COMPENSATION PLAN

In 1992 we adopted a deferred compensation plan for directors to provide our non-employee directors with supplemental retirement benefits which was amended effective June 30, 2004, and January 1, 2005. Under the plan, each director may defer all or part of his retainer fees into a separate account up to a maximum life-time deferral amount of $1.5 million. The amount deferred cannot be less than $200 per month. The plan permits us to make discretionary contributions to a director's account. It also requires us to make an annual contribution to each director's account based on amounts contributed to other retirement and benefit plans.

Until January 1, 2008, accounts maintained under the plan are credited with interest each month at a rate that is three percent higher than the annual yield of the Moody's average corporate bond yield index. Beginning January 1, 2008, the interest will be reduced to a rate that is 1% higher than the Moody's corporate bond yield index. Upon a director's retirement, his account will earn interest at the Moody's corporate bond yield index. Directors are immediately 100% vested in their own contributions and associated interest. We determine the vesting rate for all discretionary contributions. To date, we have not made any discretionary contributions to directors' accounts.

This plan is nonqualified, unsecured and unfunded. However, we do maintain corporate-owned life insurance on the lives of the directors who participate in the plan to offset some of the costs. In 2004 none of the directors elected to defer some or all of their annual compensation.

DIRECTOR SUPPLEMENTAL RETIREMENT PLANS

In 1987 we adopted a supplemental retirement plan for directors to provide additional retirement benefits to directors who retired on or before December 31, 2003. Any outside director of TriCo or Tri Counties Bank who served as a director for at least ten years was eligible to participate. Full benefits applied to all directors who are at least 65 years old.

When a qualified director retires, he can immediately receive 15 times the amount of the retainer fees we paid him during his final year of service. We pay that amount in 15 equal annual installments. If a director has been on our Board for at least ten years but is not yet 65, we will pay the supplemental retirement benefit at a discounted rate. If we experience a change of control, we will pay all vested retirement benefits immediately. This plan is nonqualified, unsecured and unfunded.

Effective January 1, 2004, we adopted a new supplemental retirement plan for directors who retire on or after January 1, 2004. The 2004 plan is substantially similar to the 1987 plan except that the vesting schedule has been changed from

10 years to 15 years and the discount for early retirement has been changed from 4% per year to 6% per year.

STOCK OPTION PLAN

In 2004 directors received stock options under our 2001 stock option plan described on page 20. In 2004 we granted directors options for 20,000 shares if they were first elected to the Board which vest over five years beginning on the first anniversary of the grant date. We also granted directors options for 4,000 shares of common stock when they were reelected to the Board. These options may be exercised on the first anniversary of the grant date. We are asking shareholders to amend the plan to provide that directors may continue to receive grants of stock options through 2008 and the Board chairman and chairman of the audit committee may each receive options for 1,000 shares upon their appointment through 2008. The amendments are described in more detail beginning on page 4.

                         OWNERSHIP OF VOTING SECURITIES

This chart shows the common stock ownership for each TriCo director and director nominee, the executive officers named on page 18, and owners of more than 5 percent of our outstanding common stock as of March 29, 2005. Each shareholder has direct ownership and sole voting and investment power for the shares listed unless otherwise noted. The share amounts have been rounded to the nearest full share and include stock options granted under TriCo's stock option plans which are exercisable through May 29, 2005.

                                           COMMON STOCK OWNERSHIP NOT      COMMON STOCK OWNERSHIP INCLUDING
                                                    INCLUDING                           STOCK
                                                 STOCK OWNED AS                   OWNED AS A TRUSTEE
                                              A TRUSTEE OF THE ESOP                   OF THE ESOP
                                         ------------------------------   -----------------------------------
                                            NUMBER OF     PERCENTAGE OF
                                              SHARES          COMMON         NUMBER OF SHARES   PERCENTAGE OF
                                           BENEFICIALLY       STOCK            BENEFICIALLY     COMMON STOCK
           BENEFICIAL OWNERS                  OWNED        OUTSTANDING            OWNED          OUTSTANDING
---------------------------------        ---------------  -------------   -------------------   -------------
5% Holders

TriCo Bancshares                         1,274,650   (1)       8.10%      1,274,650  (1)             8.10%
Employee Stock Ownership
Plan and Trust (ESOP)
63 Constitution Drive
Chico, CA 95973

Directors and Executive Officers

Donald J. Amaral                            16,000   (2)          *          16,000  (2)                *
Craig Carney                               105,567   (3)          *         105,567  (3)                *
William J. Casey                           636,948   (4)       4.05%      1,911,598  (4) (19)       12.14%
Craig S. Compton                           151,110   (5)          *         151,110  (5)                *
Rick Hagstrom                               45,864   (6)          *          45,864  (6)                *
John S. A. Hasbrook                         17,717   (7)          *          17,717  (7)                *
Michael W. Koehnen                         121,916   (8)          *         121,916  (8)                *
Wendell J. Lundberg                        366,234   (9)       2.33%      1,640,884  (9) (19)       10.42%
Andrew Mastorakis                          146,573  (10)          *         146,573  (10)               *
Donald E. Murphy                           394,408  (11)       2.50%        394,408  (11)            2.50%
Steve G. Nettleton                         346,735  (12)       2.20%        346,735  (12)            2.20%
Richard O'Sullivan                         296,967  (13)       1.89%        296,967  (13)            1.89%
Thomas J. Reddish                          143,092  (14)          *         143,092  (14)               *
Richard P. Smith                           396,411  (15)       2.52%      1,654,821  (15)(19)       10.81%
Carroll R. Taresh                          161,300  (16)       1.02%        161,300  (16)            1.02%
Alex A. Vereschagin, Jr.                   137,424  (17)          *         137,424  (17)               *

All TriCo directors and executive
officers as a group (18 persons)         3,587,063  (18)      22.81%      4,845,473  (18)(19)       30.80%

*Less than 1%.

(1) Each ESOP participant may direct the ESOP trustees how to vote the shares allocated to his account. The ESOP's advisory committee directs the ESOP trustees how to vote shares which are not allocated to participant's accounts. As of March 25, 2005, participants in the ESOP could direct the voting of all 1,274,650 shares held by the ESOP. Of that total, 104,377 shares had been allocated to the accounts of TriCo's executive officers.

(2)   Includes stock options for 16,000 shares.

(3) Includes stock options for 97,660 shares and 7,907 shares allocated to Mr. Carney's account in the ESOP.

(4) Includes stock options for 14,000 shares, 864 shares held in an IRA account for the benefit of Mr. Casey and 122,000 shares held by a family trust of which Mr. Casey is manager.

(5) Includes 34,026 shares held by Mr. Compton as executor of his father's estate, 1,208 shares held by Mr. Compton's minor children, 34,814 shares held in an IRA account for the benefit of Mr. Compton and stock options for 16,000 shares.

(6) Includes 11,065 shares held by Mr. Hagstrom's spouse, stock options for 11,500 shares and 8,122 shares allocated to Mr. Hagstrom's account in the ESOP.

(7)   Includes stock options for 16,000 shares.

(8) Includes 65,214 shares owned by CF Koehnen & Sons, of which Mr. Koehnen is an owner, 8,600 shares owned by the CF Koehnen & Sons Profit Sharing Plan of which Mr. Koehnen is trustee, 4,400 shares owned by the Helen Koehnen Trust of which Mr. Koehnen is trustee, 1,200 shares owned by Mr. Koehnen's minor children, 2,300 shares owned by Mr. Koehnen's wife and stock options for 16,000 shares.

(9) Includes stock options for 16,000 shares and 1,328 shares held in an IRA account for the benefit of Mr. Lundberg.

(10) Includes stock options for 121,800 shares and 4,457 shares allocated to Mr. Mastorakis' account in the ESOP.

(11) Includes 7,116 shares owned by the J. H. McKnight Ranch, of which Mr. Murphy is an officer, 26,622 shares owned by the J. H. McKnight Ranch Profit Sharing Plan, 288,428 shares held by Blavo LLC of which Mr. Murphy is a manager and stock options for 15,000 shares.

(12) Includes 272,085 shares held jointly with his spouse, 66,650 shares held in an IRA account for the benefit of Mr. Nettleton and stock options for 8,000 shares.

(13) Includes stock options for 198,000 shares and 26,594 shares allocated to Mr. O'Sullivan's account in the ESOP.

(14) Includes 2,197 shares held by Mr. Reddish's minor children, stock options for 126,000 shares and 10,019 shares allocated to Mr. Reddish's account in the ESOP.

(15) Includes 166 shares held by Mr. Smith's wife, stock options for 379,804 shares and 16,240 shares allocated to Mr. Smith's account in the ESOP.

(16) Includes stock options for 4,000 shares, 8,000 shares held by Mr. Taresh's wife and 26,856 shares held in an IRA account for the benefit of Mr. Taresh.

(17) Includes stock options for 8,000 shares. (18) Includes stock options for 1,139,524 shares.

(19) Includes 1,274,650 shares held by the ESOP of which Messrs. Smith, Casey and Lundberg are trustees of which 104,377 shares have been allocated to the accounts of executive officers under the ESOP.

                      EXECUTIVE OFFICERS AND KEY EMPLOYEES

RICHARD P. SMITH

Information about Mr. Smith can be found on page 8.

RICHARD O'SULLIVAN

Richard O'Sullivan, age 48, has served as executive vice president---wholesale banking of Tri Counties Bank since 1997. He was our senior vice president---customer sales and service from 1995 to 1997. He served as vice president and manager of our Park Plaza branch from 1992 until 1995. Mr. O'Sullivan is also a partner in a family farm and executive director of the Boys and Girls Club of the North Valley.

ANDREW MASTORAKIS

Andrew Mastorakis, age 46, has served as executive vice president---retail banking of Tri Counties Bank since 2000. Prior to joining Tri Counties Bank, Mr. Mastorakis was a senior vice president of Wells Fargo Bank in charge of its Central California Division. He also acted as the market president of Wells Fargo's East Bay Division.

W. R. "RICK" HAGSTROM

Rick Hagstrom, age 59, has been executive vice president---risk management of Tri Counties Bank since March 2003. From 1996 to 2003 he served as vice president---real estate manager.

THOMAS J. REDDISH

Tom Reddish, age 45, has served as vice president and chief financial officer of both TriCo and Tri Counties Bank since 1999. Mr. Reddish became senior vice president in 2003 and executive vice president in 2004. He was vice president and controller of TriCo and vice president of Tri Counties Bank from 1998 until 1999. He served as controller of Tri Counties Bank from 1994 until 1998.

CRAIG CARNEY

Craig Carney, age 46, has been senior vice president and chief credit officer of Tri Counties Bank since 1997. From 1985 to 1996 Mr. Carney was employed by Wells Fargo Bank in various lending capacities. His most recent position with Wells Fargo was as vice president, senior lender in commercial banking from 1991 to 1996. Mr. Carney served as a consultant to Tri Counties Bank from 1996 until his employment in 1997.

RICHARD A. MILLER

Rick Miller, age 61, has served as senior vice president---human resources director of Tri Counties Bank since 2001. From 1998 to 2001 he served as senior vice president and chief administrative officer of Key Equipment Finance Group. From 1983 to 1998 Mr. Miller held a variety of senior human resource positions at Bank of America, US Leasing and World Savings.

RAYMOND RIOS

Ray Rios, age 48, has served as vice president---information systems manager of Tri Counties Bank since 1997.

Biographies

-  Richard P. Smith

-  Richard O'Sullivan

-  Andrew Mastorakis

-  W. R. "Rick"
   Hagstrom

-  Thomas J. Reddish

-  Craig Carney

-  Richard A. Miller

-  Raymond Rios

                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information concerning all compensation received by our chief executive officer and the four other most highly compensated executive officers for all services rendered during 2004, 2003 and 2002.

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                          ------------
                                                        ANNUAL             SECURITIES
                                                    COMPENSATION(1)        UNDERLYING
                                                ----------------------       OPTIONS         ALL OTHER
   NAME AND PRINCIPAL POSITION         YEAR     SALARY(2)     BONUS(3)       GRANTED      COMPENSATION(4)
----------------------------------     ----     ---------     --------    ------------    ---------------
Richard Smith                          2004      $410,000     $237,750         55,520         $18,923
President and Chief Executive          2003       371,875      168,750         52,000          17,219
Officer                                2002       300,000      111,562          2,000          16,801

Richard O'Sullivan                     2004       205,834      107,000         25,000          27,847
Executive Vice President---            2003       196,096       75,000         20,000          28,808
Wholesale Banking                      2002       176,556       40,000              0          15,861

Andrew Mastorakis                      2004       205,004      141,000         25,000          34,001
Executive Vice President---Retail      2003       195,836       70,000         20,000          30,259
Banking                                2002       177,197      100,000              0          15,705

Rick Hagstrom                          2004       158,750       64,000         25,000          15,408
Executive Vice President--Risk         2003       144,094       55,000         20,000          12,842
Management                             2002       114,564       50,000              0           9,165

Thomas Reddish                         2004       205,000       77,000         25,000          26,712
Executive Vice President and Chief     2003       177,402       55,000         20,000          23,757
Financial Officer                      2002       144,194       50,000              0          11,535

Craig Carney                           2004       166,668       51,000         20,000          26,250
Senior Vice President and Chief        2003       163,595       45,000         15,000          22,970
Credit Officer                         2002       151,530       40,000              0          11,187

(1) The named executive officers also received other personal benefits from TriCo in the form of payments made by TriCo for premiums for health insurance, life insurance, long-term disability insurance and dental insurance, as well as use by Mr. Smith and Mr. O'Sullivan of TriCo-owned automobiles and country club memberships for Mr. Smith, Mr. O'Sullivan and Mr. Carney. The total amount of such compensation did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for each of the named executive officers.

(2) Includes cash compensation earned and received by the executive officers and amounts earned but deferred at the election of the officers under our executive deferred compensation plan described on page 19.

(3) Bonus amounts are shown for the year earned and are paid in the following year.

(4) Includes TriCo contributions to the employee stock ownership plan described on page 24 which generally vest over a seven-year period, interest credits on deferred compensation under our executive deferred compensation plan described on page 19 that are considered by the Securities and Exchange Commission to be at above-market rates and the cost of insurance premiums for the long-term care agreements described on page 19.

EXECUTIVE DEFERRED COMPENSATION PLAN

Our executive deferred compensation plan was adopted in 1987 and amended effective June 30, 2004, and January 1, 2005. It provides our key employees with supplemental funds for retirement or death. Under the plan, each executive may defer all or part of his compensation into a separate account up to a maximum life-time deferral amount of $1.5 million. The plan permits us to make discretionary contributions to an executive's account. It also requires us to make an annual contribution to each executive's account based on amounts contributed to other retirement and benefit plans.

Until January 1, 2008, accounts maintained under the plan are credited with interest each month at a rate that is 3% higher than the annual yield of the Moody's average corporate bond yield index. Beginning January 1, 2008, the interest will be reduced to a rate that is 1% higher than the Moody's corporate bond index. Upon an executive's retirement, his account will earn interest at the Moody's corporate bond index. Executives are immediately 100% vested in their own contributions and associated interest. We determine the vesting rate for all discretionary contributions. So far, we have not made any discretionary contributions.

This plan is nonqualified, unsecured and unfunded. However, we do maintain corporate-owned life insurance on the lives of the executives who participate in the plan to offset some of the costs. In 2004 Mr. Smith, Mr. O'Sullivan, Mr. Mastorakis, Mr. Hagstrom and Mr. Carney each elected to defer some or all of their compensation.

CEO INCENTIVE PLAN

In 2001 the Board adopted the CEO Incentive Plan which is described in the "Report of the Compensation and Management Succession Committee" on page 25. This plan provides bonus compensation to our chief executive officer, Richard Smith.

EXECUTIVE EMPLOYMENT AGREEMENT

In 2004 we entered into an amended employment agreement with Richard Smith which provided Mr. Smith with a base annual salary of $410,000 for 2004 with future increases as determined by the compensation committee. Mr. Smith is also eligible to receive an annual incentive bonus under the CEO Incentive Plan and stock options under our 2001 stock option plan. Mr. Smith's compensation is described in the "Report of the Compensation and Management Succession Committee" on page 25. The agreement also provides that he shall receive benefits under our supplemental executive retirement plan and other benefit plans, vacation days and a car allowance. If a change of control of TriCo occurs, Mr. Smith is entitled to receive twice his annual salary then in effect and twice his most recent bonus.

CHANGE OF CONTROL AGREEMENTS

Mr. O'Sullivan, Mr. Mastorakis, Mr. Hagstrom, Mr. Reddish and Mr. Carney have each entered into agreements with TriCo that provide them with benefits if TriCo experiences a change of control. If a change of control occurs, each executive is entitled to receive twice the combined amount of his annual salary in effect at the time and most recent annual bonus.

LONG-TERM CARE AGREEMENTS

In 2003 we entered into long-term care agreements with all eligible directors and all executive officers and paid a one-time premium for long-term care insurance for each participant. The single premiums cost approximately $50,000 for each participant and will be amortized by TriCo over five years. The long-term care insurance provides long-term care benefits if a participant becomes disabled or has a long-term medical condition. The agreements generally provide that if a participant's service with TriCo terminates for any reason, the participant will reimburse a percentage of the premium paid by TriCo. The reimbursement obligation decreases 20% for each year of service following adoption of this agreement.

For example, if a participant's service is terminated immediately following his third year of service following adoption of this agreement, he would generally be required to reimburse TriCo for 40% of the premium. During 2004 we recognized an expense of $128,629 relating to the long-term care insurance.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows shares reserved for issuance for outstanding options, stock appreciation rights and warrants granted under our equity compensation plans as of December 31, 2004. All of our equity compensation plans have been approved by shareholders.


                                  NUMBER OF SECURITIES
                                   TO BE ISSUED UPON        WEIGHTED AVERAGE        NUMBER OF SECURITIES
                                       EXERCISE OF          EXERCISE PRICE OF      REMAINING AVAILABLE FOR
                                  OUTSTANDING OPTIONS,    OUTSTANDING OPTIONS,     ISSUANCE UNDER EQUITY
       PLAN CATEGORY               WARRANTS AND RIGHTS     WARRANTS AND RIGHTS       COMPENSATION PLANS
-----------------------------     --------------------    --------------------    ------------------------
Equity compensation plans not
approved by stockholders                        0                    NA                          0

Equity compensation plans               1,661,547                $10.52                    613,940
approved by stockholders
                                        ---------                ------                    -------
Total                                   1,661,547                $10.52                    613,940
                                        ---------                ------                    -------

2001 STOCK OPTION PLAN

In 2001 we adopted a stock option plan for key officers, employees, directors and consultants which was amended by shareholders at the 2004 annual meeting to provide that an aggregate of 2,124,650 shares of our common stock may be granted under the plan. On March 29, 2005, there were options for 1,347,376 shares outstanding and options for 549,436 shares were available for future grant. Vesting schedules are determined individually for each grant. The stock options we have issued to the named executive officers were granted at exercise prices equal to the fair market value of TriCo stock at the date of grant and vest over a five-year period.

Eligibility and Administration. Current and prospective officers, employees, directors and consultants of TriCo or its subsidiaries or affiliates may be granted awards under the plan. As of March 29, 2005, approximately 648 individuals were eligible to participate in the plan. The plan is administered by our compensation and management succession committee. Awards to directors serving on the committee are determined and administered by the full Board of Directors. The committee may:

      -     select participants,

      -     determine the type and number of options to be granted,

      -     determine the exercise price and vesting period of any option,

      -     determine and later amend the terms and conditions of any option,

      -     interpret the rules relating to the plan, and

      -     otherwise administer the plan.

Stock Options. The committee may grant both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The committee determines the terms and vesting provisions, including the exercise price that generally may not be less than the fair market value of a share of common stock on the grant date. The maximum term of each option, the times at which each option will be exercisable, and the provisions requiring forfeiture of unexercised options following termination of employment generally are fixed by the committee, except that no option may have a term exceeding ten years. Incentive stock options that are granted to holders of more than 10% of our stock are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of the fair market value.

Shares subject to options that are cancelled, expire unexercised, forfeited, settled in cash or otherwise terminated remain available for awards under the plan. Shares issued under the plan may be either newly issued shares or shares which we have reacquired. The plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Internal Revenue Code of 1986. Under these limitations no single participant may generally receive options in any calendar year that relate to more than $1 million. Finally, options may generally be adjusted to prevent dilution or enlargement of benefits when certain events occur, such as a stock dividend, reorganization, recapitalization, stock split, combination, merger or consolidation.

Director Options. A new director to the Board receives options for 20,000 shares when he is first elected. These options become exercisable in five equal installments of 4,000 shares each beginning on the first anniversary of the grant date. Through the 2005 annual shareholder meeting, each director who is re-elected to the Board receives options for 4,000 shares upon re-election, and each director who is appointed as chairman of the Board, vice-chairman of the Board or chairman of a Board committee may receive options for 1,000 shares. These shares are exercisable on the first anniversary of the grant date. We are asking shareholders to amend the plan to provide that these annual grants of stock options to directors upon their re-election or appointment as Board chairman or audit committee chairman may occur through 2008. In addition, we are asking shareholders to amend the plan to eliminate the mandatory vesting schedules for options granted to directors and instead allow the compensation and management succession committee to determine the vesting schedules. The amendments are described beginning on page 4. The option price for all options granted to directors is the fair market value on the grant date. The Board determines the terms and conditions of any other options granted to directors.

Termination of Employment. All options not exercised within 90 days after an optionee ceases to serve as a director, officer, employee or consultant of TriCo are forfeited.

Change in Control. All outstanding awards vest, become immediately exercisable or payable and have all restrictions lifted immediately when TriCo experiences a change in control.

Amendment and Termination. The Board may amend, suspend or terminate the plan subject to applicable shareholder approval. The committee may waive any conditions or amend the terms of any option. However, the committee may not amend the terms of previously granted options to reduce the exercise price or cancel options and grant substitute options with a lower exercise price than the cancelled options. The committee also may not adversely affect the rights of any award holder without the award holder's consent.

Certain Federal Income Tax Consequences. Following is a brief description of the federal income tax consequences generally arising for awards under the plan. Tax consequences to TriCo and to participants receiving options will vary with the type of option. The plan is not intended to be a "qualified plan" under Section 401(a) of the Internal Revenue Code.

      Effects on Participants. Generally, a participant will not recognize income, and TriCo is not entitled to take a deduction, when an incentive stock option or a nonqualified option are granted. A participant generally will not have taxable income when he exercises an incentive stock option. When a participant exercises a nonqualified option, he must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the shares acquired on the exercise date.

      If a participant sells shares of common stock acquired from an incentive stock option before the end of two years from the grant date and one year from the exercise date, the participant must generally recognize ordinary income equal to the difference between the fair market value of the shares at the exercise date and the exercise price. Otherwise, a participant's disposition of shares acquired when an option is exercised generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in the shares.

      Effects on TriCo. TriCo generally may receive a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. TriCo generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, TriCo will not be entitled to any tax deduction for an incentive stock option if the participant holds the shares of common stock for the incentive stock option holding periods prior to selling the shares.

      Performance-based Compensation. Section 162(m) of the Internal Revenue Code generally disallows a public company's tax deduction for compensation paid in excess of $1 million in any tax year to its five most highly compensated executives. However, compensation that qualifies as "performance-based compensation" is excluded from this $1 million deduction limit and therefore remains fully deductible by TriCo. TriCo intends that the following grants will qualify as "performance-based compensation" so that these awards will not be subject to the Section 162(m) deduction limitations:

      -     performance awards,

      - options granted with an exercise price at least equal to 100% of the fair market value of the underlying shares of common stock at the grant date, and

      - options granted to employees that the committee expects to be named executive officers at the time a deduction arises.

Old Stock Option Plans. In 1993 we adopted a stock option plan for directors. On March 29, 2005, there were options for 16,800 shares outstanding under this plan and no additional options were available for grant. In 1995 we adopted a stock option plan for key employees. On March 29, 2005, there were options for 337,875 shares outstanding under this plan and no additional options were available for grant. Vesting schedules were determined individually for each grant under both plans.

STOCK OPTION GRANTS IN 2004

The following table presents information concerning stock options granted to each of the named executive officers in 2004 and the potential realizable value for those stock options based on future appreciation assumptions:

                                            INDIVIDUAL GRANTS
                        -------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                                                                 AT ASSUMED ANNUAL
                         NUMBER OF    % OF TOTAL                               RATES OF STOCK PRICE
                        SECURITIES      OPTIONS                                 APPRECIATION FOR
                        UNDERLYING    GRANTED TO    EXERCISE                       OPTION TERM(1)
                          OPTIONS    EMPLOYEES IN    PRICE     EXPIRATION   --------------------------
      NAME               GRANTED #       2004         ($)         DATE         5%($)          10%($)
------------------      ----------   ------------   --------   ----------   ---------      -----------
Richard P. Smith          4,000(2)         2.0%      17.400     05-04-14      43,771          110,924
                         51,520           26.4%      17.375     02-17-14     562,961        1,426,655
Richard O'Sullivan       25,000           12.8%      17.375     02-17-14     273,176          692,282
Andrew Mastorakis        25,000           12.8%      17.375     02-17-14     273,176          692,282
Rick Hagstrom            25,000           12.8%      17.375     02-17-14     273,176          692,282
Thomas Reddish           25,000           12.8%      17.375     02-17-14     273,176          692,282
Craig Carney             20,000           10.2%      17.375     02-17-14     218,541          553,826

(1) Potential realizable value is based on an assumption that the market price of our common stock will appreciate at the stated rates (5% and 10%), compounded annually from the date of grant until the end of the term. The values are calculated based on rules of the Securities and Exchange Commission and do not reflect our estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of the price of our common stock and the timing of exercises.

(2)   Received as a director of TriCo.

OPTIONS EXERCISED IN 2004 AND 2004 YEAR-END OPTION VALUES

The following table presents information about the number and value of stock options exercised in 2004 and held at December 31, 2004, by each named executive officer. A stock option is "in-the-money" if the closing market price of TriCo stock exceeds the exercise price of the stock option.

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                       NUMBER OF      VALUE       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                         SHARES      RECEIVED      OPTIONS AT 12-31-04               AT 12-31-04(1)
                      ACQUIRED ON     UPON      --------------------------   ---------------------------
      NAME              EXERCISE     EXERCISE   EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------    -----------    --------   -----------  -------------   -----------   -------------
Richard P. Smith               0            0     379,804       145,216       $8,887,413     $3,398,054
Richard O'Sullivan        20,175     $670,819     191,000        64,000       $4,469,400     $1,497,600
Andrew Mastorakis          5,000     $175,100     113,800        43,960       $2,662,920     $1,028,664
Rick Hagstrom              6,000     $101,640       5,000        32,000       $  117,000     $  748,800
Thomas Reddish                 0            0     119,000        60,000       $2,784,600     $1,404,000
Craig Carney              12,000     $269,040      92,160        46,180       $2,156,544     $1,080,612

(1) Based on the closing price per share of TriCo stock as quoted on the Nasdaq National Market on December 31, 2004 ($23.40 per share).

SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

In 1987 we adopted a supplemental executive retirement plan which provides supplemental retirement benefits to key employees who retired on or before December 31, 2003. This plan is administered by our compensation and management succession committee. In general terms, the benefits are payable if a participant retires at the age of 65, if he dies or becomes disabled, or if he is terminated within 24 months after a change in control. We do not pay benefits if an employee is terminated for cause. The plan is nonqualified, unsecured and unfunded. The purpose of the plan is to provide an incentive to key executives to remain in TriCo's service by providing additional compensation that is payable only if the executive remains with TriCo until retirement, disability or death. Participants in the plan are approved by the compensation and management succession committee.

The plan provides for payments of 70% of the participant's final average compensation, including salary and bonus for the highest paid 36 months out of the last 60 months of the participant's employment. The benefit amount is reduced by the sum of amounts payable to the officer from social security benefits and the annuity received from TriCo's ESOP, profit sharing plans, frozen tax-qualified retirement benefit plan and other defined benefit plans. The normal retirement age under the plan is age 65 with at least ten years of service. The plan also allows for early retirement at age 55 with at least ten years of service. If a participant retires prior to age 65, the 70% payment under the plan is reduced by 2% per year for each year the participant's retirement date precedes his normal retirement date for the first five years and 4% for the next five years to age 55. Benefit payments under the plan will be made for the lifetime of the participant, with a minimum of ten years of payments if the participant dies after retirement.

Effective January 1, 2004, we adopted a new supplemental executive retirement plan which provides supplemental retirement benefits to key employees retiring on or after January 1, 2004. The 2004 plan is substantially similar to the 1987 plan except that the retirement age is reduced from 65 to 62, the vesting schedule is reduced from 20 years to 15 years and a forfeiture provision was added if voluntary termination occurs prior to full vesting.

The following table shows estimated annual retirement benefits that would be payable to the named executive officers under the 2004 plan, assuming a minimum of ten years of service at normal retirement age of age 62 under various assumptions as to final average annual compensation and years of credited service. The benefits are not subject to any reduction for social security benefits.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

   FINAL            ANNUAL BENEFIT AFTER SPECIFIED YEAR IN PLAN
  AVERAGE        --------------------------------------------------
COMPENSATION         5            10            15            20+
------------     ---------    ---------     ---------     ---------
 $100,000        $  17,500    $  35,000     $  52,500     $  70,000
  200,000           35,000       70,000       105,000       140,000
  300,000           52,500      105,000       157,500       210,000
  400,000           70,000      140,000       210,000       280,000
  500,000           87,500      175,000       262,500       350,000
  600,000          105,000      210,000       315,000       420,000

Final average compensation includes salary and annual bonus as set forth in the summary compensation table. All of the named executive officers are participants in the plan. At March 29, 2005, they had accrued the following years of service in the plan: Mr. Smith--eleven years; Mr. O'Sullivan--twenty years; Mr. Mastorakis--four years; Mr. Hagstrom--nine years; Mr. Reddish--ten years and Mr. Carney--eight years.

OTHER BENEFIT PLANS

We do not provide any actuarial plan that is payable upon retirement or any long-term incentive plans that provide compensation for performance that is measured over a period longer than one fiscal year. The named executive officers may also participate in other benefits available to all employees, some of which are described below.

ESOP. We have an employee stock ownership plan and trust for all employees completing at least 1,000 hours of service with TriCo or Tri Counties Bank. Annual contributions are made by TriCo in cash at the discretion of the Board. Contributions to the plan are held in trust and invested primarily in our common stock. Contributions are allocated to participants on the basis of salary in the year of allocation. In general, benefits become vested after seven years.

401(k). We have a 401(k) plan for all employees age 21 and over completing at least 90 days of service with TriCo or Tri Counties Bank. Participants may contribute a portion of their compensation subject to certain limits based on federal tax laws. Contributions are not included in a participant's current taxable income. TriCo does not make matching contributions to the plan. Plan assets are held in trust. A participant can direct the investment of his contribution into one or more of 19 mutual funds. Generally, contributions are distributable upon a participant's retirement, disability, death or other separation from employment.

         REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

TO OUR SHAREHOLDERS:

The report of the compensation and management succession committee for 2004 includes our activities related to compensation review and recommendations for the chief executive officer and, to a certain extent, the other executive officers named on page 18. In 2003 the committee engaged Benmark as independent compensation consultant to conduct a comprehensive assessment of our overall executive compensation program to ensure that our compensation levels are reasonable, appropriate and compatible. In 2004 the committee again reviewed Benmark's recommendations and evaluated the executive compensation program as it relates to the performance of executives.

COMPENSATION POLICY

The committee's compensation policy approved on February 17, 2004, provides that our officers will be compensated consistent with our stated compensation strategy of optimizing our ability to attract and retain officers consistent with internal equity considerations, competitive practice and regulatory oversight. The committee determines the compensation of Richard P. Smith, our chief executive officer. The committee also reviews Mr. Smith's compensation decisions concerning other officers.

The compensation program for executive officers consists of three key elements:

      -     base salary,

      -     performance-based annual bonus, and

      -     periodic grants of stock options.

This three-part program enables us to tie executive compensation to TriCo's performance, reward individual performance and attract and retain a highly qualified management team. Our executive officers also received the change of control agreements described on page 19 which the committee believes provides continuity in leadership which benefits our shareholders and employees. As a result, the committee believes that this program best serves the interests of TriCo and its shareholders.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

Base Salary. Mr. Smith's salary was originally set forth in his 2004 amended employment agreement described on page 19. In determining the annual adjustments to his base salary, the committee annually considers compensation levels of chief executive officers with similar qualifications and experience at banks of similar size and type located on the West Coast. In 2004 the committee increased Mr. Smith's salary 10.25% to $410,000 from $371,875 in 2003.

Annual Bonus. The bonus permits annual recognition of individual performance and is based on the CEO Incentive Plan adopted in 2001. In 2004 the bonus schedule for Mr. Smith was based on a sliding scale from 90% to 120% of TriCo's budget as pre-established by the Board prior to 2004. If TriCo achieved 90% of the forecasted budget, Mr. Smith would be entitled to a bonus of 22.5% of his annual salary. If TriCo achieved 120% of the forecasted budget, Mr. smith would be entitled to a bonus of 150% of his annual salary. Under this plan, the committee evaluates Mr. Smith's performance annually based on the following four components:

      -     TriCo's financial performance,

      -     TriCo's asset and liability quality, and internal growth,

      -     TriCo's common stock price, and

      -     Mr. Smith's leadership skills.

Based on the committee's evaluation under each of these guidelines and whether TriCo met the budgeted performance goals, the committee recommended that Mr. Smith receive an incentive bonus of $237,750 for 2004 which was paid in 2005. This bonus represented 63.9% of Mr. Smith's 2004 base salary in 2004. The full Board approved payment of this bonus.

Stock Options. The number of stock options granted to Mr. Smith under our 2001 stock option plan described beginning on page 20 is determined by a subjective evaluation of Mr. Smith's ability to influence TriCo's long-term growth and profitability. Since the value of an option bears a direct relationship to TriCo's stock price, the committee believes it is an effective incentive to create value for shareholders. All options are granted at exercise prices not less than the fair market value of the stock on the date of the grant. In 2004 Mr. Smith received stock options for 4,000 shares of common stock for his re-election to the Board of Directors and stock options for 51,520 shares for his employment as chief executive officer. The 51,520 shares vest 20% immediately and 20% on each anniversary of the grant date for four years. The 4,000 shares vest on the first anniversary of the grant date.

COMPENSATION OF OTHER EXECUTIVES

The salaries and annual bonuses for all other officers are recommended by Mr. Smith each year for the committee's approval. Mr. Smith seeks to establish base salaries that are within the range of salaries for persons holding similarly responsible positions at other banks and bank holding companies located on the West Coast. In addition, he considers factors such as relative company performance, the individual's past performance at TriCo and future potential.

The committee believes that the long-term interests of stockholders and our officers are more closely linked when the officers are given the opportunity to own our common stock. This provides incentives to reach TriCo's long-term goals. The number of stock options granted to top executives by the committee each year is determined by a subjective evaluation of the executive's ability to influence TriCo's long-term growth and profitability. In 2004 our executives other than Mr. Smith together received stock options for an aggregate 44,280 shares of common stock. These shares vest 20% immediately and 20% on each anniversary of the grant date for four years.

To attract and retain talented executives who will focus on achieving TriCo's long-term goals, our executive officers, including Mr. Smith, also receive:

      -     change of control agreements described on page 19,

      - contributions through our employee stock ownership plan described on page 24,

      - interest credits on deferred compensation under our executive deferred compensation plan described on page 19,

      - participation in our supplemental executive retirement plan described on page 23,

      -     long-term care agreements described on page 19, and

      -     perquisites referenced on page 18.

INTERNAL REVENUE CODE SECTION 162(m)

The committee also considers the potential impact of section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and the other senior executive officers, other than is approved by the shareholders of the corporation and that meets certain other technical requirements. Based on these requirements, the committee believes that section 162(m) will not prevent TriCo from receiving a tax deduction for any of the compensation paid to our executive officers.

SUMMARY

The committee believes that our policy of tying executive compensation to TriCo's performance was met and that the compensation for our executive officers has been competitive and comparable to the compensation received by executive officers of similarly-sized banks on the West Coast. In addition, TriCo's executive compensation policies support our overall objective to enhance shareholder value through profitable management of TriCo's operations. The committee is firmly committed to the ongoing review and evaluation of our executive compensation program.

RESPECTFULLY SUBMITTED:

William J. Casey (Chairman)
Craig S. Compton
John S. A. Hasbrook
Michael Koehnen
Donald E. Murphy

                         REPORT OF THE AUDIT COMMITTEE

TO OUR SHAREHOLDERS

The Board has affirmatively determined that all members of TriCo' audit committee are independent directors as defined in Nasdaq Rule 4200(a)(15) and the special standards established by the Securities and Exchange Commission. The committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of TriCo's accounting, the system of internal controls established by management, auditing and reporting practices. The responsibilities of the committee are described on page 8 and are set forth in its charter which can be accessed on our website at www.tricountiesbank.com under "investor information--corporate information--Board of Directors."

Management is responsible for internal controls and the financial reporting process, including the system of internal controls. KPMG, LLP, our independent accountant, is responsible for expressing an opinion on the conformity of TriCo's audited consolidated financial statements with generally accepted accounting principles. The audit committee monitors these processes and reports its findings to the full Board. The committee has reviewed and discussed TriCo's audited consolidated financial statements with management and KPMG. The committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (communication with audit committees).

The audit committee has reviewed and implemented the provisions of the Sarbanes-Oxley Act, the rules of the Securities and Exchange Commission and the Nasdaq listing standards. The committee may also engage independent legal counsel to review assets and make recommendations on procedures required by the Sarbanes-Oxley Act. At four of its regular meetings in 2004, the committee met privately in executive session with KPMG, TriCo's chief executive officer and the director of the internal audit department to review:

-     overall audit scope and plans,

-     results of internal and external audit examinations,

-     TriCo's audited consolidated financial statements,

- management's discussion and analysis of financial condition and results of operations contained in TriCo's quarterly and annual reports,

-     evaluations of TriCo's internal controls by KPMG, and

-     quality of TriCo's financial reporting.

The audit committee considered the need to ensure the independence of TriCo's accountants while recognizing that in certain situations KPMG may possess the expertise and be in the best position to advise TriCo on issues other than accounting and auditing. All audit services and fees payable to KPMG for audit services must be pre-approved by the committee. The committee's charter requires that any other services, including any permitted non-audit services, also be pre-approved by the committee. The committee then communicates its approval to management. All audit and non-audit services performed by KPMG during 2004 were pre-approved by the committee.

KPMG has provided the committee with the written disclosures required by Independence Standards Board Standard No. 1 (independence discussions with audit committees), and the committee discussed with KPMG their independence. The audit committee has considered the effect that provision of the services described under "tax fees" and "all other fees" under Independent Public Accountants on page 29 may have on the independence of KPMG. These fees amounted to approximately 9.72% of our total fees paid to KPMG in 2003 and approximately 12.48% of our total fees paid in 2004. The committee approved these services and determined that those services were compatible with maintaining the independence of KPMG as TriCo's principal accountant.

Based on the audit committee's review and discussions with management and KPMG referenced in this report, the audit committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in TriCo's annual report on Form 10-K for the year ending December 31, 2004, for filing with the Securities and Exchange Commission.

RESPECTFULLY SUBMITTED:

Donald J. Amaral (Chairman)
William J. Casey
Donald E. Murphy
Steve G. Nettleton
Alex A. Vereschagin, Jr.

                         INDEPENDENT PUBLIC ACCOUNTANTS

KPMG, LLP has audited our financial statements for the years ending December 31, 2004 and December 31, 2003. The audit committee selected KPMG, LLP as our independent accountant for 2005. Representatives of KPMG, LLP are expected to attend the annual meeting and will have the opportunity to make a statement and answer questions.

FEES

The following table shows the fees we paid to KPMG, LLP in 2004 and 2003.

                               2004            2003
                             --------        --------
Audit fees(1)                $226,920        $177,750
Audit-related fees(2)          25,000          21,000
Tax fees(3)                    35,910          21,400
All other fees                      0               0
                             --------        --------
    Total                    $287,830        $220,150
                             ========        ========

(1) For auditing our annual consolidated financial statements and our interim financial statements in our reports filed with the Securities and Exchange Commission and auditing our internal controls over financial reporting and management's assessments of those controls.

(2) For accounting and auditing consultation services, audits of our employee benefit plans, assistance with registration statements filed with the Securities and Exchange Commission and audits of separate subsidiary financial statements.

(3)   For tax compliance, tax advice and planning.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The following graph presents the cumulative total yearly shareholder return from investing $100 on December 31, 1999, in each of TriCo common stock, Standard & Poor's 500 Stock Index, the Russell 3000 Index and the SNL Western Bank Index. The SNL Western Bank Index compiled by SNL Financial includes banks located in California, Oregon, Washington, Montana, Hawaii and Alaska with market capitalizations similar to that of TriCo's. We are changing our broad equity market index from Standard & Poor's 500 Index to the Russell 3000 Index for future proxy statements. We believe this change is appropriate because our stock is included in the Russell 3000 Index. The amounts shown assume that any dividends were reinvested. TriCo's stock is listed on the Nasdaq National Market under the symbol "TCBK."

                              [PERFORMANCE GRAPH]

                                                          PERIOD ENDING
                            -------------------------------------------------------------------------
      INDEX                 12/31/99     12/31/00     12/31/01     12/31/02     12/31/03     12/31/04
----------------------      --------     --------     --------     --------     --------     --------
TriCo Bancshares            $ 100.00     $  87.30     $ 108.44     $ 145.32     $ 191.88     $ 290.89
S&P 500*                      100.00        91.20        80.42        62.64        80.62        89.47
Russell 3000                  100.00        92.54        81.94        64.29        84.25        94.32
SNL Western Bank Index        100.00       132.40       115.78       126.67       171.59       195.00

----------
* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2005. Used with permission. All rights reserved. crsp.com.

                               OTHER INFORMATION

CERTAIN TRANSACTIONS

Some of our directors, executive officers and their associates are customers of Tri Counties Bank and we expect to have banking transactions with them in the future. In our opinion, all loans and commitments to lend were made in the ordinary course of our business and complied with applicable laws. Terms, including interest rates and collateral, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness.

In our opinion, these transactions did not involve more than a normal risk of collectibility or present other unfavorable features. The aggregate amount of all loans and credit extensions outstanding as of December 31, 2004, to all directors, director nominees and executive officers (including their associates and members of their immediate family) was approximately $10,074,000, representing 7.3% of shareholders' equity at that time. Our audit committee reviews the adequacy and fairness of the loans to our directors and officers.

FINANCIAL MATERIALS

Shareholders may request free copies of our financial materials (annual report, Form 10-K and proxy statement) from TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, Attention: Corporate Secretary. These materials may also be accessed on our website at www.tricountiesbank.com under "investor information."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and some other shareholders are required to report their ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission and Nasdaq. To the best of our knowledge, all required filings in 2004 were properly made in a timely fashion, except that Mr. Amaral, Mr. Hagstrom, Mr. Hasbrook, Mr. Koehnen, Mr. Rios and Mr. Reddish each inadvertently filed one late report and Mr. Mastorakis and Mr. O'Sullivan each inadvertently filed two late reports. In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the Commission.

CONTACT THE BOARD

Shareholders may direct questions to the independent lead director by sending an e-mail to leaddirector@tricountiesbank.com. All communications required by law or regulation to be relayed to the Board will be promptly delivered to the lead director. The lead director monitors these messages and replies appropriately. The lead director for 2005 is Mr. Casey. We also encourage shareholders to attend the annual meeting to ask questions of directors concerning TriCo.

Employees and others may confidentially or anonymously report potential violations of laws, rules, regulation or our code of business conduct, including questionable accounting or auditing practices, by calling our hotline at (866) 519-1882. Employee comments will be promptly delivered to the chairman of the audit committee, Mr. Amaral.

                                TRICO BANCSHARES

                  SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                  ANNUAL MEETING OF SHAREHOLDERS, MAY 24, 2005

      The undersigned holder of Common Stock acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders of TriCo Bancshares and the accompanying Proxy Statement dated April 15, 2005, and revoking any proxy heretofore given, hereby appoints Richard P. Smith and Richard O'Sullivan, and each of them, with full power of substitution as attorneys and proxies to appear and vote all of the shares of Common Stock of TriCo Bancshares, a California corporation (the "Company"), standing in the name of the undersigned which the undersigned could vote if personally present and acting at the Annual Meeting of Shareholders of TriCo Bancshares, to be held at the Headquarters Building of Tri Counties Bank located at 63 Constitution Drive, Chico, California, on Tuesday, May 24, 2005, at 6:00 p.m., or at any postponements or adjournments thereof, upon the following items as set forth in the Notice of Annual Meeting and Proxy Statement and to vote according to their discretion on all other matters which may be properly presented for action at the meeting or any adjournments thereof. All properly executed proxies will be voted as indicated. The above named proxy holders are hereby granted discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors.

                               (To be continued and signed on the reverse side.)

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

1.    To elect as directors the following ten nominees: William J. Casey, Donald
      J. Amaral, Craig S. Compton, John S.A. Hasbrook, Michael W. Koehnen, Donald E. Murphy, Steve G. Nettleton, Richard P. Smith, Carroll R. Taresh and Alex A. Vereschagin, Jr.

      ______ FOR

      ______ WITHHELD FOR ALL

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

2. To amend our 2001 stock option plan to (i) provide that annual grants of stock options to directors upon their re-election or appointment as Board chairman or audit committee chairman may continue to occur through 2008 and (ii) eliminate the mandatory vesting schedules for options granted to directors and instead allow the compensation and management succession committee to determine the vesting schedules.

      ______ FOR

      ______ AGAINST

      ______ ABSTAIN

3. To approve the proposal to ratify the selection of KPMG, LLP as the independent public accountants of the Company for 2005.

      ______ FOR

      ______ AGAINST

      ______ ABSTAIN

4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSALS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" THE NOMINEES LISTED ABOVE, "FOR" AMENDMENT OF THE 2001 STOCK OPTION PLAN AND "FOR" THE SELECTION OF KPMG, LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR 2005. THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

__________ WE DO __________ DO NOT EXPECT TO ATTEND THIS MEETING.

Date ________________________________________________

Signature ___________________________________________________

Signature if Held Jointly ___________________________________

PLEASE DATE AND SIGN EXACTLY AS YOUR NAME(S) APPEAR. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. ALL JOINT OWNERS SHOULD SIGN. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY AN AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.